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                                                                     EXHIBIT 99

                  TEXT OF PRESS RELEASE DATED MARCH 10, 1998


FOR IMMEDIATE RELEASE

Affymetrix Announces Definitive Agreement to Sell $50 Million of Series AA Preferred Stock

March 10, 1998 8:00 AM EST

SANTA CLARA, Calif., March 10 /PRNewswire/ -- Affymetrix, Inc., (Nasdaq:
AFFX) announced today that it has entered into a definitive agreement with Glaxo Wellcome Americas, Inc., to sell 1,634,522 shares of Series AA Preferred Stock for an aggregate purchase price of $50 million. The transaction, which is subject to customary closing conditions including regulatory approval, is expected to close in approximately 30 days. The Series AA Preferred Stock will be convertible into Affymetrix Common Stock at approximately $40 per share. Until such time as the Series AA Preferred Shares are converted into Common Stock, Affymetrix will pay a 6 1/2% dividend on such Shares.

The Company intends to use the proceeds from the sale of the Series AA Preferred Shares for capital expenditures (manufacturing scale-up and construction of a new manufacturing facility, expansion of research and development facilities), research and development, expansion of sales and marketing, working capital and other general corporate purposes.

The Series AA Preferred Shares and the Common Stock underlying the Series AA Preferred Shares have not been registered under the Securities Act of 1933. Accordingly, the Series AA Preferred Shares and the underlying common stock may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Series AA Preferred Shares. This press release is being issued pursuant to and in accordance with rule 135c under the Securities Act. SOURCE Affymetrix, Inc.